Exhibit 99.1

Contact:Brett D. Heffes

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES ISSUANCE OF

$30.0 MILLION OF 3.18% NOTES DUE 2028

Minneapolis, MN (September 10, 2021)  -  Winmark Corporation (Nasdaq: WINA) announced today the issuance of $30.0 million of 3.18% Senior Secured Notes due 2028.  The financing was provided by affiliates of PGIM, Inc. (formerly Prudential Investment Management) under its existing note agreement.  Winmark intends to use the proceeds for general corporate purposes, which may include share repurchases and dividends.

Winmark - the Resale CompanyTM, is a nationally recognized franchising business focused on sustainability and small business formation.  We champion and guide entrepreneurs interested in operating one of our award-winning resale franchises: Plato’s Closet®, Once Upon A Child®, Play It Again Sports®, Style Encore® and Music Go Round®.  At June 26, 2021, there were 1,266 franchises in operation and over 2,000 available territories.  An additional 36 franchises have been awarded but are not open.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.